Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors Xerox Credit Corporation

We consent to incorporation by reference in the Registration Statement of Xerox Credit Corporation (No. 333-76021) on Form S-3 of our report dated May 30, 2001, relating to the consolidated balance sheets of Xerox Credit Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Xerox Credit Corporation.



KPMG LLP
Stamford, Connecticut
May 30, 2001